UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Girvan, Daniel J.
   120 Tredegar Street
   Richmond, VA  23219
   USA
2. Issuer Name and Ticker or Trading Symbol
   James River Corporation of Virginia
   JR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Human Resources
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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common stock               |7/1/96|A   |V|50000             |A  |           |                   |      |                           |
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common stock               |9/30/9|R   |V|11                |A  |$27.63     |59788              |D     |                           |
                           |6     |    | |                  |   |           |                   |      |                           |
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common stock               |      |    | |                  |   |           |4800               |I     |(1)                        |
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common stock               |      |    | |                  |   |           |1103               |I     |(2)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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employee stock option |$26.44  |7/1/9|M   |V|25000      |A  |(3)  |6/30/|common stock|25000  |       |25000       |D  |            |
(right to buy)        |        |6    |    | |           |   |     |06   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Units in the Company's 401K Plan. Units approximate the number of shares attributable to the insider.
(2) Units in the Company's 401K Plan in the account of the insider's spouse. Units approximate the number of shares attributable to the insider's spouse.
(3)  12500 7/1/97; 12500
7/1/98.
SIGNATURE OF REPORTING PERSON
Clifford A. Cutchins, IV
DATE
November 8, 1996